Exhibit 99.2

AMERICAN REBEL HOLDINGS, INC. (NASDAQ: AREB) ANNOUNCES AMERICAN REBEL LIGHT BEER DISTRIBUTION EXPANSION: REBEL LIGHT LAUNCHES IN MISSISSIPPI WITH CLARK BEVERAGE GROUP, INC.

“Rebel Light” rollout momentum continues and now includes Mississippi in partnership with Clark Beverage Group, bringing America’s Patriotic Beer to Mississippi tailgates, retailers, and proud Rebels everywhere

NASHVILLE, TN, July 10, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB), maker of America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer, proudly announces its expansion into Mississippi as part of its ongoing national rollout of American Rebel Light Beer ( americanrebelbeer.com ). This marks the latest milestone in the company’s rapid growth, bringing the nation’s fastest-growing beer to yet another proud patriotic state.

American Rebel Beverage has partnered with a division of Clark Beverage Group , Inc. ( ccclark.com ) to bring Rebel Light to retailers, bars, and consumers across Mississippi. Clark Beverage Group, with over 120 years of family-operated excellence , is one of the largest and most respected independent beverage distributors in the Southeast. Founded in 1903 by Carsie C. Clark in Martin, Tennessee, the company has become a regional powerhouse, serving over 85 counties across five states. Their legacy of strong community values, operational excellence, and regional influence makes them a natural and strategic partner for American Rebel.

“We are thrilled to partner with Clark Beverage Group to bring American Rebel Light to Mississippi,” said Todd Porter , President of American Rebel Beverage. “Clark’s history, reputation, and footprint across the Southeast make them an ideal partner as we continue executing our strategic national expansion. Mississippi embodies the spirit of our brand: proud tradition, deep-rooted values, and patriotic pride.”

“Mississippi reflects everything our beer stands for – pride in tradition, strength of character, and love of country,” added Porter. “We’re honored to raise a toast with Mississippians and continue building a nationwide community of Rebels who know that real beer reflects real values.”

“ I’m excited to bring American Rebel to the land of the Ole Miss Rebels – where pride runs deep, tradition lives loud, and freedom always finds a home ,” said Andy Ross , CEO of American Rebel Holdings. “There’s nothing more American than raising a cold one that stands for what matters. It’s a cold can of conviction – America’s Patriotic, God Fearing, Constitution Loving, National Anthem Singing, Stand Your Ground Beer – brewed for those who don’t back down and won’t blend in.”

The Mississippi launch is strategically important to American Rebel. With its rich culture, loyal consumers, and strong beverage retail landscape, Mississippi offers the ideal platform to scale both brand recognition and sales. American Rebel Light will be available in 12 oz 12-packs and 16oz Tall Boys, supported by in-store displays, on-premise promotions, and sponsorships that align with both the brand’s patriotic identity and Mississippi’s unique character.

American Rebel Light is a Premium Domestic Light Lager : crisp, clean, and bold with a lighter feel. With approximately 100 calories, 3.2g carbs, and 4.3% ABV per 12oz serving, it is brewed with all-natural ingredients and no added corn, rice, or sweeteners often found in mass-market beers.

This Mississippi launch adds to the fast-growing footprint of American Rebel Light, which has expanded rapidly since its debut in September 2024. The brand is already available in Tennessee, Kentucky, North Carolina, Florida, Indiana, Ohio, Missouri, Iowa, Connecticut, Virginia, and Kansas. With new states onboarding monthly, American Rebel is quickly becoming America’s next great company in the beer and beverage industry.

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel began as a designer and marketer of branded safes and personal security products and has since grown into a diversified patriotic lifestyle company with offerings in beer, branded safes, apparel, and accessories. With the introduction of American Rebel Light Beer, the company is now making waves in the beverage space. Learn more at americanrebel.com/investor-relations.

Watch the American Rebel Story as told by our CEO Andy Ross visit The American Rebel Story

About American Rebel Light Beer

American Rebel Light is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion.

Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia and now Mississippi. For more information about the launch events and the availability of American Rebel Beer, please visit americanrebelbeer.com or follow us on our social media platforms (@americanrebelbeer).

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp, Clean and Bold Taste with a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass produced beers.

For more information about American Rebel Light Beer follow us on social media @AmericanRebelBeer.

Media Inquiries:

Matt Sheldon

Matt@Precisionpr.co

917-280-7329

Distribution Opportunities:

Todd Porter

President, American Rebel Beverage

tporter@americanrebelbeer.com

Investor Relations:

ir@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high profile events, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2025.

Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.